Exhibit 99.1

NEWS RELEASE

MATADOR RESOURCES COMPANY ANNOUNCES

2012 CAPITAL BUDGET AND 2012 GUIDANCE

DALLAS, Texas, March 7, 2012 – Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced its capital budget and operating plans for 2012 as well as its initial guidance for selected 2012 operating metrics.

2012 Guidance

Capital Spending and Operating Plans

As set forth in its initial public offering prospectus dated February 1, 2012, Matador’s 2012 capital budget is estimated to be approximately $313 million. The Company plans to direct approximately 94% or $295 million of its 2012 capital budget to opportunities prospective for oil and liquids opportunities, including the allocation of approximately 84% or $264 million specifically to the exploration, development and acquisition of additional interests in the Eagle Ford shale play in South Texas. Matador is running two rigs in South Texas currently and expects to run two rigs in that area throughout 2012. The Company plans to allocate the remaining 6% or approximately $18 million of its 2012 budget to natural gas related activities, primarily in the Haynesville shale in North Louisiana. The Company does not plan to drill any operated Haynesville wells in 2012.

Production

The Company estimates that its 2012 total oil production will be between 1.4 and 1.5 million barrels as compared to total oil production of approximately 154,000 barrels in 2011 and approximately 33,000 barrels in 2010. Daily oil production at the end of 2012 is anticipated to be between 5,000 and 5,500 barrels per day of oil. Total natural gas production for 2012 is expected to decline to between 12.5 and 13.5 billion cubic feet as compared to approximately 14.5 billion cubic feet in 2011. Matador anticipates that some of the decline in the Company’s Haynesville dry gas production will be offset by natural gas production associated with its Eagle Ford drilling activities which should enjoy higher effective pricing as compared to the Haynesville dry gas production due to its natural gas liquids (“NGL”) content.

Metrics and Range

•	2012 Estimated Total Oil Production – 1.4 to 1.5 million barrels

•	2012 Estimated Exit Rate for Oil Production – 5,000 to 5,500 barrels per day

•	2012 Estimated Total Natural Gas Production – 12.5 to 13.5 billion cubic feet

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Matador Resources Company Announces 2012

Capital Budget and 2012 Guidance

Other Matters

Liquidity

The Company recently completed its initial public offering pursuant to which the Company received net proceeds of approximately $133.6 million, including the exercise of the underwriters’ over-allotment option. The Company used net proceeds to repay the $123.0 million outstanding under its revolving credit facility in full. On February 28, 2012, the Company’s borrowing base under its $400 million senior secured revolving credit facility was increased from $100 million to $125 million, and the Company currently has the entire $125 million in borrowing capacity available under the facility. Matador plans to fund its 2012 capital budget with the remaining net proceeds, anticipated cash flows from operations and available borrowings under its credit facility. During 2012, the Company intends to seek redeterminations of its borrowing base as a result of any increases in its oil and natural gas reserves during the year.

Hedging Positions

Matador has hedged 1.18 million barrels of its anticipated 2012 oil production using costless collars having a weighted average floor price of $90.51/bbl and a weighted average ceiling price of $109.84/bbl.

Matador has hedged 7.2 Bcf of its anticipated 2012 natural gas production using costless collars having a weighted average price floor of $4.44/MMBtu and a weighted average ceiling price of $5.78/MMBtu.

Management Comments

Mr. Joseph Wm. Foran, Matador’s Chairman and Chief Executive Officer, noted “Following the successful completion of Matador’s initial public offering, we expect another year of strong growth fueled by our ongoing drilling activities in the Eagle Ford shale play in South Texas. We will continue to execute upon our strategy to increase the oil component of our production and reserves and anticipate oil production to constitute approximately 35% to 40% of our total production volume and oil revenues to constitute approximately 75% to 80% of our total oil and natural gas revenues in 2012.”

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with a particular emphasis on oil and natural gas shale plays and other unconventional resource plays. Its current operations are located primarily in the Eagle Ford shale play in south Texas and the Haynesville shale play in northwest Louisiana and east Texas.

For more information visit Matador Resources Company on the Internet at www.matadorresources.com

Matador Resources Company Announces 2012

Capital Budget and 2012 Guidance

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate, including, but not limited to, the following risks related to our financial and operational performance: general economic conditions; our ability to execute our business plan, including the success of our drilling program; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; our ability to replace reserves and efficiently develop our current reserves; our costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; our ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute our business plan, including from our future cash flows, increases in our borrowing base and otherwise; weather and environmental concerns; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s Prospectus dated February 1, 2012. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Wade Massad

Executive Vice President – Capital Markets

972.371.5293

Email: wmassad@matadorresources.com

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